EXHIBIT 99.1

CONTINENTAL MATERIALS CORPORATION

200 SOUTH WACKER DRIVE, SUITE 4000

CHICAGO, IL 60606-5821

FOR IMMEDIATE RELEASE	CONTACT:	Mark S. Nichter
(312) 541-7207

CONTINENTAL MATERIALS CORPORATION REPORTS

SECOND QUARTER RESULTS

CHICAGO, August 16 — Continental Materials Corporation (AMEX; CUO) today reported net income of $945,000, 58 cents per diluted share for its second quarter, on sales of $38,273,000.  In the prior year’s quarter, net income was $839,000, 48 cents per diluted share on sales of $34,577,000.

Both the construction materials and the heating and air conditioning segments reported increases in sales.  Sales improved in the construction materials segment due to improved volumes of concrete sold and price increases in response to higher cement and fuel costs.  However, the Denver market continues to experience intense price competition.  Sales at McKinney Door and Hardware declined in the 2005 quarter as compared to the second quarter of 2004 reflecting deferral of some deliveries by customers due to construction schedules.  Increased sales volumes for wall furnaces and fan coils combined with price increases for all product lines to yield higher sales in the heating and air conditioning segment.  Fan coil volume improved reflecting a slight improvement in overall demand.  The sales price increases reflected the pass through of increased steel costs.

Operating income for the 2005 quarter declined primarily due to reduced profit at McKinney Door and Hardware resulting from the lower sales, increased selling and administrative costs related to the replacement of the general manager at Williams Furnace Co. and the inclusion during the 2004 quarter of a $180,000 gain on the sale of a Pueblo property.

The effective income tax rate for the 2005 second quarter was reduced by the reversal of certain tax contingency reserves due to the closure of income tax audits during the quarter.

For the first six months of 2005, net income was $657,000, 40 cents per diluted share.  In the prior year, the company reported net income of $476,000, 27 cents per diluted share.

Consolidated sales for the six-month period increased $6,206,000 to $68,030,000.  Sales in the construction materials segment improved for the reasons noted above as well as milder weather in Colorado during the first quarter of 2005 as compared to the 2004 period.  The heating and air conditioning segment reported a slight increase in sales primarily due to the improved sales of the second quarter, noted above, more than offsetting the weak first quarter sales that were primarily the result of depressed evaporative cooler sales as a result of rather cool weather in the markets served.

The lower operating results for the six-month period ended July 2, 2005 over the prior year period is the result of the factors noted above regarding the decline in the 2005 second quarter’s results.

CAUTIONARY STATEMENT— Statements in this document that are not historical facts are forward-looking statements.  It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the year ended January 1, 2005 filed with the Securities and Exchange Commission, as the same may be amended from time to time.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results and values are beyond the company’s ability to control or predict.  Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading.  For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CONTINENTAL MATERIALS CORPORATION

SUMMARY OF SALES AND EARNINGS

(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004

Sales	$38,273,000	$34,577,000	$68,030,000	$61,824,000

Operating income (loss)	1,302,000	1,466,000	964,000	1,049,000

Interest expense, net	(159,000)	(155,000)	(290,000)	(311,000)

Other income	24,000	—	70,000	6,000

Income (loss) before income taxes	1,167,000	1,311,000	744,000	744,000

Provision (benefit) for income taxes	222,000	472,000	87,000	268,000

Net income (loss)	$945,000	$839,000	$657,000	$476,000

Basic earnings (loss) per share	$.59	$.50	$.41	$.28
Average shares outstanding	1,592,000	1,695,000	1,620,000	1,704,000

Diluted earnings (loss) per share	$.58	$.48	$.40	$.27
Average shares outstanding	1,633,000	1,731,000	1,660,000	1,740,000